Exhibit 99.1

Pharmacopeia to Raise $25 Million in an Underwritten Offering of Common Stock

October 13, 2006, Princeton, NJ—Pharmacopeia (Nasdaq: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced that it has agreed to the sale of its common stock and warrants in an underwritten offering for aggregate proceeds of approximately $25 million.  Net proceeds to Pharmacopeia after underwriting discounts and commissions but before expenses of the offering are approximately $23.1 million.  Under the terms of the financing, Pharmacopeia will sell approximately 5.8 million shares of newly issued common stock at a price of $4.28 per share to certain institutional investors. The shares were priced at market, based on the closing price on October 12, 2006. Completion of the offering is expected to take place on or about October 18, 2006, subject to the satisfaction of customary closing conditions.

As part of the transaction, investors purchased warrants to purchase approximately 1.45 million additional shares of common stock at an exercise price of $5.14 per share. The warrants will remain exercisable for a period of five years from the closing of the financing.

Pharmacopeia intends to use net proceeds from the financing for general corporate purposes, which may include expenditures related to Pharmacopeia’s development and discovery programs and increasing its working capital.  All of the shares in the offering are being sold by Pharmacopeia.

CIBC World Markets acted as the lead underwriter for the offering with Merriman Curhan Ford & Co. acting as co-manager.

The shares are being offered through a prospectus supplement and pursuant to the Company’s registration statement on Form S-3 declared effective by the Securities and Exchange Commission on June 19, 2006 in an underwritten offering. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from CIBC World Markets at 300 Madison Avenue, New York, NY 10017, or directly from the Company.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic nephropathy that is currently in preclinical development. Pharmacopeia’s internal programs in advanced optimization are: JAK3 inhibitors (immunomodulators for multiple potential indications, including transplant rejection, psoriasis and rheumatoid arthritis); CCR1 antagonists (with potential in inflammatory diseases such as rheumatoid arthritis and multiple sclerosis); adenosine A2A antagonists (with potential in neurodegenerative diseases, including Parkinson’s and Alzheimer’s); and αvß3/αvß5 inhibitors (with potential to block angiogenesis in cancer and inflammation).

Pharmacopeia currently has eleven partnered compounds in development with major pharmaceutical or biotechnology companies.  Five of these compounds (representing four partnered, therapeutic programs) are currently in Phase I clinical trials for rheumatoid arthritis, an allergy/asthma indication, chronic obstructive pulmonary disease (COPD) and oncology.  Six compounds are in preclinical development.  Pharmacopeia will receive milestone payments for those programs that successfully advance through clinical development and royalties on the sales of any compounds that are commercialized.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to creating and delivering novel therapeutics to address significant medical needs using proprietary technologies and processes. The Company is advancing multiple internal programs towards validation in clinical trials.  Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into clinical trials with further programs in preclinical development. The Company also has several internal programs — one in preclinical development and several in advanced optimization — as well as multiple partnered programs in discovery that are expected to drive the Company’s clinical portfolio in the future.

Contact:
Brian Posner
Executive Vice President and Chief Financial Officer
Pharmacopeia Drug Discovery, Inc.
(609) 452-3643
irreq@pharmacopeia.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about Pharmacopeia’s ability to raise additional capital, the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop its DARA program and file an IND with respect to the program, Pharmacopeia’s ability to successfully perform under its new collaborations with Cephalon and GlaxoSmithKline, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, the continuation and funding level of such continuation of Pharmacopeia’s existing drug discovery collaborations with Schering-Plough and N.V. Organon, Pharmacopeia’s intentions regarding the establishment of new drug discovery collaborations with leading pharmaceutical and biotechnology organizations, Pharmacopeia’s expectations concerning the development priorities of its collaborators and their ability to successfully develop compounds, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.